Exhibit 10.38

                  [Grant Date]

TO:  [Participant Name]

FROM: Richard E. Muncrief

SUBJECT: 2019 Restricted Stock Unit Award

You have elected to receive part of your WPX Energy, Inc. Board of Directors annual compensation in the form of a restricted stock unit award. This award, which is subject to the 2018 Restricted Stock Unit Agreement between WPX Energy, Inc. and you (the “Agreement”), is granted and subject to the terms and conditions of the WPX Energy, Inc. 2013 Incentive Plan, as amended and restated from time to time, and the WPX Energy Board of Directors Nonqualified Deferred Compensation Plan, as amended and restated from time to time.

Subject to all of the terms of the Agreement, you will become entitled to payment of the shares represented by this award within 90 days of your termination of service as a member of the WPX Energy, Inc. Board of Directors if you continue to serve on the Board for at least one year after the date on which this award is made.

If you have any questions about this award, you may contact a dedicated Prudential Representative at 1-800-824-0040.

WPX ENERGY, INC.
2019 RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), which contains the terms and conditions for the Restricted Stock Units (“Restricted Stock Units” or “RSUs”) referred to in the 2019 Restricted Stock Unit Award Letter delivered in hard copy or electronically to the Participant (the “2019 Award Letter”), is by and between WPX ENERGY, INC., a Delaware corporation (the “Company”) and the individual identified on the last page hereof (the “Participant”).

1. Grant of RSUs. Subject to the terms and conditions of the WPX Energy, Inc. 2013 Incentive Plan, as amended and restated from time to time (the “Incentive Plan”), the WPX Energy Board of Directors Nonqualified Deferred Compensation Plan, as amended and restated from time to time (the “Deferred Compensation Plan”), this Agreement, and the 2019 Award Letter, the Company hereby grants an award (the “Award”) to the Participant of [Number of Awards Granted] RSUs effective [Grant Date] (the “Effective Date”). The Award gives the Participant the opportunity to earn the right to receive the number of shares of the Common Stock of the Company equal to the number of RSUs shown in the prior sentence. These shares are referred to in this Agreement as the “Shares.” Until the Participant both becomes vested in the RSUs awarded pursuant to this Agreement under the terms of Paragraph 4 and is paid the Shares under the terms of Paragraph 5, the Participant shall have no rights as a stockholder of the Company with respect to the Shares.

2. Incorporation of Incentive Plan and Acceptance of Documents. The Incentive Plan is incorporated by reference, and all capitalized terms used herein which are not defined in this Agreement or in the attached Appendix A shall have the respective meanings set forth in the Incentive Plan. The Participant acknowledges that he or she has received a copy of, or has online access to, the Incentive Plan and the Deferred Compensation Plan and hereby automatically accepts the RSUs awarded pursuant to this Agreement subject to all the terms and provisions of the Incentive Plan, the Deferred Compensation Plan, and this Agreement. The Participant hereby further agrees that he or she has received a copy of, or has online access to, the prospectus for the Incentive Plan and hereby acknowledges his or her automatic acceptance and receipt of such prospectus electronically.

3. Committee Decisions and Interpretations. The Participant hereby agrees to accept as binding, conclusive and final all actions, decisions and/or interpretations of the Committee, its delegates or agents, upon any questions or other matters arising under the Incentive Plan or this Agreement.

4. Vesting; Legally Binding Rights.

(a) Notwithstanding any other provision of this Agreement, the Participant shall not be entitled to any payment of Shares under this Agreement unless and until such Participant obtains a legally binding right to such Shares and satisfies applicable vesting conditions for such payment.

(b) Except as otherwise provided in Subparagraph 4(c) and 4(d) below, the Participant shall vest in the RSUs awarded pursuant to this Agreement upon the Participant’s Separation from Service, if and only if such Separation from Service occurs on or after the one-year anniversary of the Effective Date. The date of the Participant’s Separation from Service that occurs on or after the one-year anniversary of the Effective Date shall be referred to herein as the “Maturity Date.”

(c) If a Participant dies prior to the Maturity Date while a Director of the Company, the Participant shall vest in the RSUs awarded pursuant to this Agreement at the time of such death.

(d) If the Participant experiences a Separation from Service prior to the final Maturity Date and within two years following a Change in Control, the Participant shall vest in all unvested Shares of Restricted Stock upon such Separation from Service. Notwithstanding the foregoing, if the Separation from Service results from an involuntary removal from the Board for cause, as determined by a vote of a majority of the Board of Directors, or a voluntary resignation, then the Participant shall not vest in unvested Shares of Restricted Stock upon such Separation from Service.

5. Payment of Shares.

(a) RSUs awarded pursuant to this Agreement that have become vested pursuant to Subparagraph 4(b) above shall be settled by delivery of the Shares to the Participant within the 90-day period beginning on the Maturity Date.

(b)  RSUs awarded pursuant to this Agreement that have become vested pursuant to Subparagraph 4(c) above shall be settled by delivery of the Shares to the Participant’s beneficiary within the 90-day period beginning on the date of the Participant’s death.

(c) Upon delivery of the Shares pursuant to Subparagraphs 5(a) or 5(b) above, the RSUs awarded pursuant to this Agreement shall be cancelled. Shares that become payable under this Agreement will be paid by the Company by the delivery to the Participant, or to his or her beneficiary in the case of the Participant’s death, of one or more certificates (or other indicia of ownership) representing shares of Common Stock equal in number to the number of Shares otherwise payable under this Agreement. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and the guidance issued by the Internal Revenue Service thereunder, if federal employment or other taxes become due when the Participant becomes entitled to payment of Shares, the number of Shares necessary to cover minimum statutory withholding requirements may, in the discretion of the Company, be used to satisfy such requirements upon such entitlement.

6. Other Provisions.

(a) The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice, or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives.

(b) Except as provided in Subparagraphs 4(c) and 4(d) above, in the event that the Participant experiences a Separation from Service prior to the Participant’s becoming vested in the RSUs awarded pursuant to this Agreement, such RSUs and any right to the Shares issuable hereunder shall be forfeited.

(c) RSUs, Shares, and the Participant’s interest in RSUs and Shares may not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered at any time prior to both (i) the Participant’s becoming vested in such RSUs and (ii) payment of such Shares under this Agreement.

(d) If the Participant at any time forfeits any or all of the RSUs awarded pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in such RSUs and in the Shares issuable hereunder shall terminate upon forfeiture without payment of consideration.

(e) The Committee shall determine whether an event has occurred resulting in the forfeiture of the RSUs awarded pursuant to this Agreement and any right to the Shares issuable hereunder, in accordance with this Agreement, and all determinations of the Committee shall be final and conclusive.

(f) With respect to the right to receive payment of the Shares under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

(g) The obligations of the Company under this Agreement are unfunded and unsecured. The Participant shall have the status of a general creditor of the Company with respect to amounts due, if any, under this Agreement.

(h) The parties to this Agreement intend that this Agreement will satisfy the applicable requirements of Section 409A of the Code and recognize that it may be necessary to modify this Agreement, the Incentive Plan and/or the Deferred Compensation Plan to reflect guidance under Section 409A of the Code issued by the Internal Revenue Service. The Participant agrees that the Committee shall have sole discretion in determining (i) whether any such modification is desirable or appropriate and (ii) the terms of any such modification.

(i) The Participant hereby automatically becomes a party to this Agreement whether or not he or she accepts the Award electronically or in writing in accordance with procedures of the Committee, its delegates or agents.

(j) Nothing in this Agreement, the Incentive Plan or the Deferred Compensation Plan shall interfere with or limit in any way the right of the Company to terminate the Participant’s services as a Director of the Company at any time, nor confer upon the Participant the right to continued service as a Director of the Company.
(k) The Participant hereby acknowledges that nothing in this Agreement shall be construed as requiring the Committee to allow a domestic relations order with respect to this Award.
7. Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Stock Administration Department. Notices shall become effective upon their receipt by the Company if delivered in the foregoing manner.

8. Tax Consultation. The Participant understands he or she will incur tax consequences as a result of acquisition or disposition of the Shares. The Participant agrees to consult with any tax consultants deemed advisable in connection with the acquisition of the Shares and acknowledges that he or she is not relying, and will not rely, on the Company for any tax advice.

        WPX ENERGY, INC.

         By: _________________________
Richard E. Muncrief
Chairman and CEO
Participant: [Participant Name]

APPDENDIX A
DEFINITIONS
“Affiliate” means all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.
“Separation from Service” means a Participant’s termination of services as a Director of the Company. The term “Separation from Service” shall be applied in conformance with Section 1.409A-1(h) of the Treasury Regulations. For the limited purpose of determining whether a Separation from Service has occurred, the term “Company” shall include the Company and all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, except that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2 of the Treasury Regulations.